Exhibit 23.4

Consent of Hacker, Johnson & Smith PA

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 12, 2004 with respect to the consolidated financial statements of Horizon Financial Corp. at December 31, 2003 and 2002 and for the years then ended included by reference in the Registration Statement on Form SB-2 of Bancshares of Florida, Inc. for 287,833 shares of common stock which incorporated by reference the Amendment No. 1 to the Registration Statement on Form SB-2 of Bancshares of Florida, Inc. (Registration Statement as amended by Registration File No. 333-116833) for the registration of 1,562,500 shares of its common stock.

/s/ Hacker, Johnson & Smith, PA

HACKER, JOHNSON & SMITH, PA

Ft. Lauderdale, Florida

July 27, 2004